Exhibit 99.1

Contact:	J. Steven Roy
Executive Vice President and
Chief Financial Officer
(334) 677-2108

MOVIE GALLERY REPORTS 2nd QUARTER NET INCOME OF $0.28 PER DILUTED
SHARE AND ADJUSTED NET INCOME OF $0.33 PER DILUTED SHARE

INCREASES EARNINGS GUIDANCE FOR 2003

DOTHAN, Ala. (August 5, 2003) — Movie Gallery, Inc. (Nasdaq: MOVI) today announced financial results for the second quarter and six months ended July 6, 2003.  Revenues were $160,998,000 for the second quarter, a 13-week period, up 31.3% from $122,578,000 for the second quarter last year, a 13-week period ended July 7, 2002.  Net income rose 69.2% to $9,477,000 from $5,600,000.  Net income per diluted share increased 55.6% to $0.28 for the latest quarter from $0.18 for the second quarter of 2002, on a 7.1% increase in weighted average shares outstanding, primarily due to the Company’s May 2002 stock offering.

Adjusted net income per diluted share rose 22.2% for the second quarter to $0.33 from $0.27 for the second quarter last year.  Adjusted net income for the latest quarter excludes $0.02 per diluted share related to non-cash stock option compensation expense and $0.03 per diluted share related to the non-cash impact of the change in accounting estimate for rental inventory discussed in the Company’s fourth-quarter 2002 earnings press release.  For the second quarter of 2002, adjusted net income excludes non-cash stock option compensation expense of $0.01 per diluted share and a legal settlement charge of $0.08 per diluted share.  The Company believes its calculation of adjusted net income per share provides a better measure of the Company’s ongoing performance and provides better comparability to prior periods, because it excludes items not related to the Company’s core business operations and it excludes items dependent upon fluctuations in the Company’s stock price.  For more information on the reconciliation of actual and adjusted results, see the Unaudited Financial Highlights on page 4 of this release.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, non-cash stock option compensation, and non-recurring items, less purchases of rental inventory exclusive of new store opening inventory) was $28,128,000 for the second quarter of 2003, up 54.9% from $18,160,000 for the second quarter of 2002.  The Company discloses adjusted EBITDA because it is a widely accepted financial indicator in the home video retail industry of a company’s ability to finance its operations and meet its growth plans, in that it treats rental inventory as being expensed upon purchase instead of being capitalized and amortized.  This measure is also used by the Company internally to make new store and acquisition investment decisions and to calculate awards under incentive-based compensation programs.

MOVI Reports Second-Quarter Results

August 5, 2003

For the first six months of 2003, a 26-week period, revenues increased 34.2% to $329,647,000 from $245,708,000 for the first half of 2002, also a 26-week period.  Net income for the first six months of 2003 increased 47.1% to $22,761,000 from $15,474,000 for the comparable period in 2002, and net income per diluted share rose 32.7% to $0.69 from $0.52, on an 11.2% increase in weighted average shares outstanding.  Adjusted net income per diluted share increased 27.4% to $0.79 for the first half of 2003 from $0.62 for the first half of 2002. Adjusted net income for the first six months of 2003 excludes non-cash stock option compensation expense of $0.03 per diluted share and the non-cash impact of the accounting change for rental inventory amortization of $0.07 per diluted share.  For the first six months of 2002, adjusted net income excludes non-cash stock option compensation expense of $0.02 per diluted share and a legal settlement charge of $0.08 per diluted share.  Adjusted EBITDA for the first half of 2003 increased 49.2% to $56,692,000 from $37,988,000 for the comparable period in 2002.

“Movie Gallery produced profitable growth for the second quarter, well above our original expectations,” said Joe Malugen, Chairman and Chief Executive Officer of Movie Gallery.  “As we reported on July 9, 2003, we attribute our results for the second quarter to both a stronger-than-expected same-store revenue increase of 6.5% and to the continued steady expansion of the Company’s store base.  In addition, our core rental business was strong with increased growth of the DVD format.  These factors, combined with favorable weather patterns during the quarter, provided outstanding financial results for our company.

“We completed the second quarter with 1,936 stores in operation, a 24.1% increase from the 1,560 in operation at the end of the second quarter of 2002.  During the second quarter, we added a net 113 stores to our base, consisting of 47 new internally developed stores, 72 acquired stores and 6 stores that were closed.  Based on our current store opening plans for the second half of the year, we expect to open our 2,000th store during the third quarter, thereby reaching another significant milestone in our Company’s history.”

Mr. Malugen concluded, “Our second-quarter operating and financial performance provides further evidence that we are well positioned to leverage our leadership position in rural and secondary markets. As a result, we remain confident of the Company’s long-term growth prospects.  We are pleased today to announce that we are increasing our third quarter and full-year 2003 guidance as a result of the Company’s performance through the first half of the year.”

The following are the Company’s current expectations for the third quarter and full-year 2003:

•                  The Company expects that third quarter same-store revenues will be in the low-single digits.

•                  Based on store opening plans for the second half of the year, the Company is raising the total number of expected store openings for the full year to a range of 200 to 225 from the previous range of 175 to 200.

•                  For the year 2003, total revenue guidance is increased from a previously announced range of $645 million to $665 million to a range of $655 million to $670 million.

•                  The previously announced guidance of adjusted net income per diluted share for the third quarter of $0.24 to $0.26 is increased to $0.25 to $0.27.  Adjusted net income per diluted share for the full year 2003 is expected to be in a range of $1.49 to $1.53 from the Company’s earlier guidance of $1.41 to $1.48.

The revised adjusted net income per diluted share for the third quarter and full-year 2003 do not include non-cash expense of $0.02 and $0.11, respectively, for the change in accounting estimate for rental inventory that occurred in the fourth quarter of 2002, or any non-cash stock option compensation.  The comparable GAAP measurements for net income per diluted share for the quarter and full-year 2003 depend on future stock option exercises and the Company’s share price, which will not be available until after the completion of each applicable period.

•                  Adjusted EBITDA guidance for the full-year 2003 is increased to a range of $100 million to $105 million from the initial range for the year of $95 million to $100 million.  Reconciling items between operating income and adjusted EBITDA are expected to be similar in nature for the full year 2003 to those outlined for the first six months of 2003 disclosed in the Unaudited Financial Highlights on page 4 of this release.

Movie Gallery will hold a conference call to discuss this release today at 11:00 a.m. Eastern time.  Investors will have the opportunity to listen to the conference call over the Internet by going to www.moviegallery.com and clicking Investor Relations or by going to the following web sites – www.streetevents.com or www.companyboardroom.com - at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on August 12, 2003.

To take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company’s current intent, estimates, expectations and projections and involve a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company’s SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 5, 2003.  In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the third quarter and full-year 2003 if, among other factors, (i) same-store revenues are less than projected; (ii) the increase in the sale of new movies negatively impacts rental revenue; (iii) the number of new store openings during the year is less than expected; (iv) the Company’s actual expenses differ from estimates and expectations; (v) consumer demand for movies and games is less than expected; (vi) the availability of movies and games is less than expected; or (vii) competitive pressures are greater than anticipated.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Movie Gallery currently owns and operates a total of 1,960 video specialty stores located in 49 states and seven Canadian provinces.  Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

MOVIE GALLERY, INC.

Unaudited Financial Highlights

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 7, 2002	July 6, 2003	July 7, 2002	July 6, 2003

Revenues	$122,578	$160,998	$245,708	$329,647

Net income	$5,600	$9,477	$15,474	$22,761
Plus reconciling items (after tax):
Stock option compensation	449	622	568	903
Amortization policy change	—	879	—	2,426
Legal settlement	2,400	—	2,400	—
Adjusted net income	$8,449	$10,978	$18,442	$26,090

Net income per diluted share	$0.18	$0.28	$0.52	$0.69
Adjusted net income per diluted share	$0.27	$0.33	$0.62	$0.79
Weighted average diluted shares outstanding	31,115	33,310	29,866	33,197

Adjusted EBITDA:
Operating income	$9,728	$15,761	$26,597	$38,000
Rental inventory amortization and non-cash cost of rental inventory sold	23,750	30,179	46,346	65,954
Depreciation and intangibles amortization	4,847	5,658	9,567	10,981
Stock option compensation	749	1,029	946	1,498
Legal settlement	4,000	—	4,000	—
Purchases of rental inventory	(26,738)	(27,004)	(52,567)	(69,391)
DVD catalog investment	—	—	—	5,421
New store rental inventory purchases	1,824	2,505	3,099	4,229
Adjusted EBITDA	$18,160	$28,128	$37,988	$56,692

MOVIE GALLERY, INC.

Consolidated Balance Sheets

(dollars in thousands)

	January 5, 2003	July 6, 2003
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,526	$23,451
Merchandise inventory	18,646	19,136
Prepaid expenses	1,533	2,064
Store supplies and other	7,585	8,435
Total current assets	67,290	53,086

Rental inventory, net	82,880	89,781
Property, furnishings and equipment, net	86,993	98,884
Goodwill	116,119	128,184
Other intangibles, net	6,677	7,864
Deposits and other assets	3,615	4,872
Total assets	$363,574	$382,671

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$66,996	$46,690
Accrued liabilities	23,524	32,353
Deferred revenue	9,636	8,397
Deferred income taxes	742	1,365
Total current liabilities	100,898	88,805

Other accrued liabilities	249	311
Deferred income taxes	3,376	4,940
Stockholders’ equity:
Preferred stock, $.10 par value; 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value; 65,000,000 shares authorized, 32,061,871 and 32,389,854 shares issued and outstanding, respectively	32	32
Additional paid-in capital	216,631	220,405
Retained earnings	42,647	65,408
Accumulated other comprehensive income (loss)	(259)	2,770
Total stockholders’ equity	259,051	288,615
Total liabilities and stockholders’ equity	$363,574	$382,671

MOVIE GALLERY, INC.

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 7, 2002	July 6, 2003	July 7, 2002	July 6, 2003
Revenues:
Rentals	$115,634	$148,576	$232,052	$301,757
Product sales	6,944	12,422	13,656	27,890
Total revenues	122,578	160,998	245,708	329,647

Cost of sales:
Cost of rental revenues	32,977	42,823	64,734	90,407
Cost of product sales	5,382	9,771	9,922	22,442
Gross margin	84,219	108,404	171,052	216,798

Operating costs and expenses:
Store operating expenses	60,835	79,415	120,675	153,899
General and administrative	12,547	11,729	22,137	22,505
Amortization of intangibles	360	470	697	896
Stock option compensation	749	1,029	946	1,498
Operating income	9,728	15,761	26,597	38,000

Interest expense, net	(394)	(143)	(840)	(242)
Income before income taxes	9,334	15,618	25,757	37,758

Income taxes	3,734	6,141	10,283	14,997

Net income	$5,600	$9,477	$15,474	$22,761

Net income per share:
Basic	$0.19	$0.29	$0.54	$0.71
Diluted	$0.18	$0.28	$0.52	$0.69

Weighted average shares outstanding:
Basic	29,841	32,275	28,583	32,186
Diluted	31,115	33,310	29,866	33,197

MOVIE GALLERY, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Twenty-Six Weeks Ended
	July 7, 2002	July 6, 2003
Operating activities:
Net income	$15,474	$22,761
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization and non-cash cost of rental inventory sold	46,346	65,954
Depreciation and intangibles amortization	9,567	10,981
Stock option compensation	946	1,498
Tax benefit of stock options exercised	3,875	1,607
Deferred income taxes	3,309	2,187
Changes in operating assets and liabilities:
Merchandise inventory	(2,341)	(244)
Other current assets	197	(1,305)
Deposits and other assets	(869)	(1,204)
Accounts payable	4,970	(20,306)
Accrued liabilities and deferred revenue	2,347	5,374
Net cash provided by operating activities	83,821	87,303

Investing activities:
Business acquisitions	(32,206)	(16,709)
Purchases of rental inventory	(52,567)	(69,391)
Purchases of property, furnishings and equipment	(12,907)	(20,976)
Net cash used in investing activities	(97,680)	(107,076)

Financing activities:
Proceeds from issuance of common stock	66,769	—
Proceeds from exercise of stock options	2,434	669
Net proceeds from long-term debt	(26,000)	—
Net cash provided by financing activities	43,203	669

Effect of exchange rate changes on cash and cash equivalents	207	3,029
Increase (decrease) in cash and cash equivalents	29,551	(16,075)
Cash and cash equivalents at beginning of period	16,349	39,526
Cash and cash equivalents at end of period	$45,900	$23,451